EXHIBIT 99.1

NEW YORK, NY, Aug. 16, 2018 (GLOBE NEWSWIRE) -- Weyland Tech Inc. (WEYL) ("Weyland " or the "Company"), announces today that its board of directors has approved a pro-rata distribution to the Company’s shareholders of 90% of the outstanding shares of the Company’s subsidiary, Weyland AtoZ Pay Inc.” (“WAI”), through which the Company holds its ownership interest in its eWallet business (the “Spin-Off”).

The Company’s shareholders of record as of the close of trading on September 28, 2018, the record date for the Spin-Off, will receive one share of common stock of WAI for every five shares of the Company’s common stock  held as of the record date. Fractional shares of WAI common stock will not be issued in the distribution.  The Spin-Off is expected to be effective as of the end of the day on October 5, 2018, the distribution date for the Spin-Off, with 90% of the shares of WAI distributed to the Company’s shareholders of record. The Company will be reporting the Spin-Off to FINRA shortly.

As the Spin-Off will be processed outside of DTCC, the Company will provide further instructions to brokers, banks and shareholders regarding the procedures for receiving the distribution.

Further details regarding WAI and its eWallet business will be provided in a Current Report on Form 8-K and an Information Statement, which will be filed on the SEC’s EDGAR reporting system prior to the distribution date for the Spin-Off.

Weyland Tech
Brent Suen
info@weyland-tech.com